EXHIBIT 10.26
Capella Healthcare, Inc.
Deferred Compensation Plan
Effective March 1, 2008
I. NAME AND PURPOSE
          Capella Healthcare, Inc. (the “Company”) desires to provide for deferred compensation for certain employees of the Company and its Affiliates. Accordingly, the Company has established this Capella Healthcare, Inc. Deferred Compensation Plan (the “Plan”) to enable the Company to attract and retain persons of outstanding competence. This Plan is to be an unfunded plan of deferred compensation providing benefits on an individual account basis. This Plan is intended to cover a select group of management or highly compensated employees, within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and is intended to be exempt from Parts 2, 3 and 4 of Title I of ERISA. The Plan shall continue indefinitely until it is terminated by an amendment permissible under Section 6.3.
          The Company intends that the Plan be established and operated in a manner that is consistent with the requirements of section 409A of the Code so that compensation income is deferred until the time of inclusion that is elected or otherwise specified herein. The Plan shall be operated in compliance with section 409A of the Code and Treasury Regulations promulgated thereunder. The Company intends to take such further actions that are required, desirable or appropriate to ensure compliance with section 409A of the Code, including the adoption of Plan amendments to include features necessitated under the Code or Treasury Regulations. All elections made hereunder are subject to such amendment of the Plan that is required under section 409A of the Code.
II. DEFINITIONS
          When used in this Plan, the following terms will have the meanings set forth below:
          2.1 “Account” means the bookkeeping entry maintained on the books of the Company to account for credits of deferred compensation and other amounts specified under Article III. The Account shall not be connected to any particular fund or asset.
          2.2 “Affiliate” means a subsidiary of the Company or any other business entity that is substantially owned or controlled by the Company, directly or indirectly.
          2.3 “Beneficiary” means the individual or individuals designated pursuant to Section 5.4; provided, however, that if a Participant is married at the time of death, the Participant’s spouse shall be the Beneficiary unless the spouse has consented in writing and in accordance with procedures established by the Committee to the designation of another Beneficiary.
          2.4 “Board” means the Board of Directors of the Company.

          2.5 “Change in Control” means a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company as described in Treas. Reg. § 1.409A-3(i)(5) and as may be superseded by Treasury Regulations or otherwise. Notwithstanding the foregoing, a change in ownership that occurs as a result of a public offering of the Company’s equity securities that is approved by the Board shall not alone constitute a Change in Control.
          2.6 “Code” means the Internal Revenue Code of 1986, as amended.
          2.7 “Committee” means the Company’s Investment Committee or, if none, the Board; provided, however, that the chief executive officer and secretary of the Company are authorized to act on behalf of the Committee with respect to general actions that are necessary or appropriate for the administration of the Plan, but may not select individuals to participate in the Plan without the specific direction or ratification of the Committee. The Committee may delegate some or all of its administrative authority to a person or committee. After the occurrence of a Change in Control, the members of the Committee shall continue to be the individuals who were Committee members immediately prior to the Change in Control. In the event any Committee member resigns or otherwise ceases to be a member of the Committee, the remaining Committee members shall replace such member by majority vote.
          2.8 “Company” means Capella Healthcare, Inc. and its successors.
          2.9 “Contribution” means an amount that is credited to a Participant’s Account as the result of a Deferral election pursuant to Section 3.2 or as the result of amounts credited by the Company pursuant to Section 3.3. A Contribution may, but need not, be represented by a deposit by the Company to a grantor trust or fund established by the Company to satisfy its liabilities hereunder.
          2.10 “Deferral” means a portion of a Participant’s compensation and/or bonus earned in a certain period that a Participant has elected to receive at a later date pursuant to the terms of this Plan.
          2.11 “Eligible Individual” means an employee or service provider who satisfies the eligibility requirements of Section 3.1.
          2.12 “Employer” means a service recipient as defined by Treas. Reg. § 1.409A-1(h)(3).
          2.13 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          2.14 “Normal Retirement Date” means the date a Participant who has attained age 60 retires from the Company.
          2.15 “Participant” means an Eligible Individual who is credited with an allocation to an Account or has made a Deferral election pursuant to Section 3.2.

          2.16 “Plan Year” means the 12 consecutive month period beginning on January 1 of each year, provided that the initial Plan Year shall be the period from March 1, 2008 until December 31, 2008.
          2.17 “Separation from Service” means, for employees, the date a Participant dies, retires, or otherwise has a termination of employment with the Employer as defined by section 409A of the Code and regulations promulgated pursuant thereto. Whether a termination of employment has occurred is determined based on the facts and circumstances. With respect to nonemployee Participants, a Separation from Service means the termination of the Participant’s service with the Employer as defined by the section 409A of the Code and regulations promulgated pursuant thereto. Whether a Separation from Service for a nonemployee Participant takes place is determined based on the facts and circumstances surrounding the termination of the Participant’s service and whether the Employer and the Participant intend for the Participant to provide significant services for the Employer following such termination. All determinations of whether a Separation from Service has occurred shall be made in the sole discretion of the Committee and in a manner consistent with section 409A of the Code.
          2.18 “Year of Service” means with respect to a Participant a “Year of Service” as defined under the Capella Healthcare, Inc. 401(k) Retirement Plan as it may be amended from time to time, which definition shall be incorporated hereunder by reference.
III. ELIGIBILITY AND BENEFIT ACCRUALS
          3.1 Eligibility. Eligibility for participation in the Plan is limited to service providers of the Company and its Affiliates who are: (i) members of a select group of management or highly compensated employees of the Company, within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or individuals who are providing services to the Company as independent contractors, and (ii) designated by the Committee to participate in this Plan. The designation by the Committee shall be deemed to be irrebuttable evidence that such individual is for all purposes a member of a select group of management and highly compensated employees.
          3.2 Participant Deferral Elections. Eligible Individuals may make Deferral elections after the determination of their eligibility to participate in the Plan in accordance with the procedures described herein.
          (a) An Eligible Individual may make an annual election to defer the receipt of up to 100% of his or her annual base cash compensation that is paid through regular periodic payroll during the Plan Year. In addition, an Eligible Individual may defer the receipt of up to 100% of any performance or year-end bonus to be paid with respect to such Plan Year (such bonus may be paid in the next succeeding Plan Year). The Deferral election will be effective for the next Plan Year that begins after the election is made and submitted to the Committee; provided, however, an Eligible Individual may make an election at any time within 30 days of the date that he or she first becomes eligible to participate in the Plan, but such election shall apply only with respect to services performed after the election. A Deferral election is irrevocable during the applicable

Plan Year. A Participant’s Deferrals will be credited to his Account at the end of the month in which the amounts would otherwise be payable to the Participant.
          (b) The amount of a Deferral election described in Section 3.2(a) shall be stated either as a dollar amount or a percentage of a Participant’s base cash compensation or bonus. A Deferral election with respect to a bonus may be stated as an amount over a dollar threshold (e.g., 10% over $50,000).
          (i) Unless otherwise specified in a Deferral election that is authorized by the Committee, the Company shall withhold the amount elected pro rata from each payroll period while the election is in effect.
          (ii) Deferrals will be withheld from a Participant’s compensation in accordance with the Participant’s written Deferral elections but shall be subject to offsets, not to exceed $5,000 per year. The Company will withhold from that portion of a Participant’s compensation that is not deferred, in a manner determined by the Committee, for applicable withholding and other taxes applicable to any Deferrals or Company Contributions. If necessary, the Committee may reduce the Company Contribution or charge the appropriate amount against a Participant’s Account in order to satisfy the Participant FICA or other tax withholding obligation.
          (c) Generally, Deferral elections will be effective for the Plan Year that next follows the date of the election, unless the Participant specifies a later date. However, an Eligible Individual may make an election at any time within 30 days of the date that he or she first becomes eligible to participate in the Plan. Unless stated otherwise in a Deferral election that is authorized by the Committee, Deferral elections shall expire at the end of each Plan Year and a new Deferral election shall be required for each succeeding Plan Year.
          (d) All elections made pursuant to this Plan will be made in accordance with the procedures prescribed by the Committee, and must be timely communicated to the Committee.
          3.3 Company Contributions. The Company may in its discretion make a Contribution to be credited to the Account of any or all Participants and/or Eligible Individuals, or may make Contributions to those Participants who made a Deferral election for such Plan Year. Unless otherwise specified by the Company, Company Contributions shall be effective as of the last day of the Plan Year specified by the Company at the time the contributions are made and shall be allocated to Accounts of Eligible Individuals who are employed or providing services on the last day of the Plan Year. All elections with respect to the time and form of payment made regarding Deferrals pursuant to Section 3.2 will apply to Company Contributions applicable to the same Plan Year in accordance with procedures established by the Committee.
          3.4 Earnings. Earnings, gains and losses shall be credited to each respective Account in accordance with the investment experience of the investment funds that are designated for the Plan by the Committee. Such investment funds (e.g., mutual funds, pooled funds, corporate-

owned life insurance arrangements or any other arrangements, which may include fixed income funds) shall be selected and designated by the Committee from time to time in its sole discretion. Participants may direct the investment of their Accounts in such investment funds in accordance with such procedures as the Committee may adopt from time to time. Each Participant’s Account shall be credited as of each valuation date with income, gains or losses corresponding to the investment performance of the funds selected by that Participant.
          (a) The sole purpose of the investment funds is to determine the appropriate earnings credit for Participants’ Accounts, the value of which is the basis for determining the benefits payable hereunder. Participants shall have no interest whatsoever in any investment fund or any asset thereof. The Company shall be under no duty to question any direction of a Participant with respect to the investment, retention or disposition of investments selected by the Participant. The Company shall be under no liability for any loss of any kind that may result by reason of any action taken in accordance with the directions of the Participant, or by reason of any failure to act because of the absence of any such directions.
          (b) If a Participant gives no instructions with respect to the investment of his or her Account, the Committee shall determine earnings on the Participant’s Account pursuant to a default investment selected by the Committee.
          (c) If the Committee does not designate one or more investment funds for the investment of Plan Accounts, Accounts shall accrue earnings at a crediting rate established in the sole and absolute discretion of the Committee, provided, however, that such rate shall be a reasonable interest rate determined in accordance with Treas. Reg. § 31.3121(v)(2)-1(d)(2).
          3.5 Benefit Accruals. The calculation of a Participant’s benefit accrued under this Plan shall be made solely by reference to the value of the Participant’s Account. Distributions pursuant to Article IV shall be based upon the value of the Participant’s Account, as adjusted for contributions, earnings, losses and prior distributions and for any administrative expenses or taxes charged thereto.
          3.6 Vesting. Participant Deferrals are 100% vested and nonforfeitable at all times. Company Contributions shall become vested and nonforfeitable based on a Participant’s Years of Service according to the following schedule:

Years of Service	Percent Vested
Less than 1	0%
1	20%
2	40%
3	60%
4	80%
5 or more	100%

          Notwithstanding the foregoing, all Accounts shall be fully vested upon a Change in Control of the Company.
IV. BENEFIT ELECTIONS AND DISTRIBUTIONS
          4.1 Commencement of Distribution. Distributions shall be made as soon as administratively feasible following any Separation from Service or on such other date selected by the Participant at the time the Deferral amount or Company Contribution is credited to the Participant’s Account. The Company is not required to allow a Participant to elect a time of distribution other than Separation from Service.
          4.2 Form of Distribution. All distributions shall be in the form of a single sum or in such other form selected by the Participant at the time the Deferral amount or Company Contribution is credited to the Participant’s Account. The Company is not required to allow a Participant to elect a form of distribution other than lump sum.
          4.3 Payments to Beneficiaries. Should a Participant die prior to receiving a distribution of his or her entire Account balance, his or her remaining Account balance shall be paid in a single sum to his or her designated Beneficiary(ies) as soon as administratively feasible.
          4.4 Right of Offset. The Company may offset from a Participant’s Account an amount for any damages sustained by the Company or its Affiliates arising out of Participant’s fraud, theft or embezzlement of assets owned by the Company or its Affiliates, or damages sustained by the Company or its Affiliates arising out of a Participant’s violation of any provision of any past, present or future written agreement between the parties, including, but not limited to, the following covenants in any existing non-competition and/or non-disclosure agreement (as well as their respective counterparts in any successor agreement between the parties): non-solicitation; non-competition; disclosure of confidential information; or proprietary rights and trade secrets; provided, however, if the offset is made prior to the time of distribution otherwise applicable under the Plan, such offset shall not to exceed $5,000 per year. Any such offsets will reduce the value of the Participant’s Account and reduce the amount of benefits otherwise payable to the Participant.
          4.5 Financial Hardship. In the case of an unforeseeable emergency, a Participant may apply to the Committee for withdrawal to the extent necessary to satisfy the emergency need. For purposes of this Plan, the term “unforeseeable emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
          (a) Withdrawals for an unforeseeable emergency may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

          (b) The Committee shall have full and complete discretion to consider and make a determination concerning a request for a hardship withdrawal. The Committee is also entitled to reasonably rely upon the representations of a Participant concerning his qualification for a hardship withdrawal. All decisions of the Committee shall be final, binding and conclusive.
V. ADMINISTRATION
          5.1 Administration Committee. This Plan shall be administered by the Committee. The Committee shall have full discretionary power and authority to interpret, construe and administer this Plan and the Committee’s interpretations and constructions thereof, and actions thereunder, including the amount or recipient of the payment to be made from this Plan, shall be binding and conclusive on all persons for all purposes.
          5.2 Funding. All benefits payable hereunder shall be unfunded for purposes of section 83 of the Code and Title I of ERISA. The Plan constitutes a mere promise by the Company to make benefit payments in the future.
          (a) The Company may, in its sole discretion (except as required by the Section 5.2(b)) establish a trust (the “Trust”) as a reserve for the benefits payable hereunder and for the purposes stated in the Trust instrument. The Company shall be the grantor of the Trust and the Trust shall be established for the benefit of the Participants herein and, in the case of the insolvency or bankruptcy of the Company, for the benefit of the general creditors of the Company. To the extent that the Participants’ benefits are not paid from the Trust, such benefits shall be paid from the general assets of the Company. The Participants shall have no funded, secured or preferential right to payment hereunder, but rather shall at all times have the status of a general unsecured creditor.
          (b) Coincident with or immediately prior to the occurrence of a Change in Control, the Company shall establish, if not previously established, and shall fully fund the Trust in an amount that is adequate to pay all benefits due hereunder upon the Change in Control.
          5.3 Claims Procedure. Prior to or upon becoming entitled to receive a benefit hereunder, a Participant or his or her Beneficiary (“Claimant”) shall request payment of such benefits at the time and in the manner prescribed by the Committee. The Committee may direct payment of benefits without requiring the filing of a claim therefore, if the Committee has knowledge of such Claimant’s whereabouts. The Committee shall provide adequate notice in writing as prescribed pursuant to paragraph (b) below to any Claimant whose claim for benefits under the Plan has been denied.
          (a) Such notice must be sent within 90 days of the date the claim is received by the Committee unless special circumstances require an extension of time for processing the claim. Such extension shall not exceed 90 days and no extension shall be allowed unless, within the initial 90-day period, the Claimant is sent an extension notice indicating the special circumstances requiring the extension and specifying a date by which the Committee expects to render its decision.

          (b) The Committee’s notice of denial to the Claimant shall set forth the following:
          (i) the specific reason or reasons for the denial;
          (ii) specific references to pertinent Plan provisions on which the Committee based its denial;
          (iii) a description of any additional material and information needed for the Claimant to perfect his or her claim and an explanation of why the material or information is needed;
          (iv) a statement that the Claimant may request a review upon written application to the Committee, review pertinent Plan documents, and submit issues and comments in writing;
          (v) a statement that any appeal of the Committee’s adverse determination must be made in writing to the Committee within 60 days after receipt of the Committee’s notice of denial of benefits, and that failure to appeal the action to the Committee in writing within the 60-day period will render the Committee’s determination final, binding and conclusive; and
          (vi) the address of the Committee to which the Claimant may forward his or her appeal.
          (c) If the Claimant should appeal to the Committee, the Claimant or a duly authorized representative may submit, in writing, whatever issues and comments the Claimant deems pertinent. The Committee shall re-examine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Committee shall advise the Claimant in writing of its decision on the appeal, the specific reasons for the decision, and the specific Plan provisions on which the decision is based. The notice of the decision shall be given within 60 days of the Claimant’s written request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within the 60-day period infeasible, but in no event shall the Committee render a decision regarding the denial of a claim for benefits later than 120 days after its receipt of a request for review. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the date the extension period commences.
          5.4 Designation of Beneficiaries. Each Participant shall designate in a writing prescribed by the Committee a Beneficiary(ies) and contingent Beneficiary(ies) to whom benefits due hereunder shall be paid. If any Participant fails to designate a Beneficiary or if the designated Beneficiary predeceases the Participant, benefits due hereunder at that Participant’s death shall be paid to his or her contingent Beneficiary or, if none, to the deceased Participant’s surviving spouse, if any, and if none, to the Participant’s children, per stirpes, and if none, to Participant’s parents, if surviving and, if not, to the deceased Participant’s estate. A Participant may change a Beneficiary designation in writing in accordance with the above procedures at any time prior to his death.
VI. MISCELLANEOUS
          6.1 Non-assignment of Interest. No right to or interest in any payment or benefit to a Participant shall be assignable by such Participant except by will or the laws of descent and distribution. No right, benefit or interest of a Participant hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect; provided, however, that this provision shall not preclude a Participant from designating one or more Beneficiaries to receive any amount that may be payable to such Participant under the Plan after his death and shall not preclude the legal representatives of the Participant’s estate from assigning any right hereunder to the person or persons entitled thereto under his will, or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate.
          6.2 Successors. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participants and their heirs, executors, administrators, and duly appointed legal representatives.
          6.3 Amendment and Termination. The Company may at any time modify or terminate this Plan by an amendment pursuant to an action that is approved by the Company, as evidenced in a writing that is executed by an appropriate officer or the Committee. An amendment to the Plan to effect a termination may, in the discretion of the Company, specify that all Accounts are fully vested. Prior to the occurrence of a Change in Control, the Company may terminate the Plan and thereupon distribute all vested benefits accrued hereunder, and no further Contributions to the Plan will be permitted. Upon any other Plan termination, no further Contributions to the Plan will be permitted, and distributions will be made in accordance with the distribution elections that were made by Participants in accordance with the terms of the Plan prior to its termination.
          6.4 Taxes. All payments made hereunder shall be subject to all taxes required to be withheld under applicable laws and regulations of any governmental authorities in effect at the time of such payments.
          6.5 Controlling Law. Except to the extent superseded by federal law, the internal laws of the State of Tennessee shall be controlling in all matters relating to the Plan, including construction and performance hereof.
          6.6 Plan Transfers. The Company may accept transfers of assets and/or liabilities with respect to nonqualified deferred compensation arrangements of entities acquired by the Company or an Affiliate in any merger, acquisition of assets or business unit or similar transaction or may transfer assets and/or liabilities with respect to the Plan to a sponsoring employer or grantor trust that acquires all or any part of its business operations, provided such sponsoring employer agrees to assume such obligations and to operate the arrangement in accordance with section 409A of the Code. The terms and conditions pursuant to which the Company shall maintain any assets or assume any liabilities from a transferring arrangement shall be set forth in an exhibit hereto which exhibit shall be incorporated into this Plan as if set forth herein.
          6.7 Distribution Delays. Notwithstanding the applicable provisions of this Plan regarding timing of distribution of payments, the following special rules shall apply in order for this Plan to comply with section 409A of the Code: (i) to the extent any distribution is to a “specified employee” (as defined under section 409A of the Code) and to the extent such applicable provisions of section 409A of the Code and the regulations thereunder require a delay of such distributions by a six-month period after the date of such Employee’s separation from service with the Company, the provisions of this Plan shall be construed and interpreted so that no such distribution shall be made prior to the date that is six months after the date of the Employee’s separation from service with the Company, and (ii) in the event there are any payments under this Agreement that must be delayed for a period of six months following an Employee’s separation from service with the Company, in order to comply with section 409A of the Code, the amounts that would have been paid during such six-month delay shall be accumulated and paid to the Employee in a single lump sum within five business days after the end of such six-month delay.
          IN WITNESS WHEREOF, Capella Healthcare, Inc. has caused this instrument to be executed by its duly authorized officer effective as of the date first written above.

CAPELLA HEALTHCARE, INC.

By:	/s/ Cardyn Schneider

Its:	VP, Human Resources